Exhibit 8.1

December 4, 2014

City Office REIT, Inc.

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia, V6E 3C9

City Office REIT, Inc.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to City Office REIT, Inc., a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-11 dated October 15, 2014 (File No. 333-199319) (such registration statement, as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of up to 4,312,500 million shares of common stock of the Company, $0.01 par value per share (the “Common Stock”). In that capacity, you have requested our opinion regarding the ability of the Company to elect to be treated, and to qualify, for United States federal income tax purposes as a real estate investment trust (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion, we have relied as to certain factual matters upon the statements and representations contained in the certificate provided to us by the Company (the “Officer’s Certificate”) dated December 4, 2014. We have assumed that the statements made in the Officer’s Certificate are true and correct, and will remain true and correct through the effective date of the Registration Statement, and that the Officer’s Certificate has been executed by appropriate and authorized officers of the Company. We have made no independent investigation or audit of all of the factual representations in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of the factual representations in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated thereunder, published rulings of the Internal Revenue Service, or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable regulations thereunder, the published rulings of the Internal Revenue Service, and other relevant authority. We have also assumed that the board of directors of the Company will not exercise its discretion under the charter to authorize the Company to revoke or otherwise terminate its REIT election pursuant to Section 856(g).

In our capacity as United States federal income tax counsel, we have reviewed copies of the Registration Statement, and have reviewed or relied upon originals or copies of such other agreements and documents as we have deemed necessary or appropriate for purposes of the opinions rendered herein (collectively, the “Governing Documents”). In performing such review we have assumed the genuineness of all signatures on all Governing Documents reviewed by us, the legal capacity of all natural persons and the authenticity of all Governing Documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of any documents executed by the parties indicated therein, we have also assumed, without independent verification or inquiry, that each party had the power, corporate or other, to enter into and perform all obligations thereunder, and have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents that such documents constitute valid and binding obligations of each party.

ABU DHABI | BEIJING | BRUSSELS | FRANKFURT | HONG KONG | LONDON | MILAN | NEW YORK | PALO ALTO PARIS | ROME | SAN FRANCISCO | SÃO PAULO | SHANGHAI | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

Based on the foregoing and in reliance thereon, and on an analysis of the Code, the regulations promulgated thereunder, judicial authority and current administrative rulings and such other laws as we have deemed relevant and necessary, and subject to the qualifications, exceptions and limitations contained therein, we are of the opinion that, for United States federal income tax purposes:

1.	commencing with its taxable year ending on December 31, 2014, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2014 and thereafter; and

2.	the statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as such statements constitute summaries of legal matters referred to therein, fairly summarize in all material respects the legal matters referred to therein.

As described in the Registration Statement, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests. In addition, no assurance can be given that the conclusions of United States federal income tax law will not be successfully challenged by the Internal Revenue Service or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

The opinion set forth herein is limited to those matters expressly covered and is as of the date hereof. No opinion is to be implied with respect to any other matter. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinion expressed herein. Please be advised that our opinion is not binding on the Internal Revenue Service or the courts, and that no assurances can be given that the Internal Revenue Service will not take a contrary position upon examination, or that a court will not reach a contrary conclusion in litigation.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

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